Elevation Series Trust 485BPOS

Exhibit 99.(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 23, 2025, relating to the financial statements and financial highlights of SRH REIT Covered Call ETF and SRH U.S. Quality GARP ETF, each a series of Elevation Series Trust, which are included in Form N-CSR for the year or period ended October 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Greenwood, Colorado

February 27, 2026